Exhibit 99.1
Transactions in the Company’s Common Stock

Trade Date	Transaction Type	Price	Quantity	Note
2/1/2005	BUY	$2.69	30,200	(2)
2/1/2005	SELL	$2.69	30,200	(2)
12/31/2005	BUY	$0.65	15,636	(2)
12/31/2005	BUY	$0.65	82,745	(3)
12/31/2005	BUY	$0.65	299,056	(1)
12/31/2005	BUY	$0.65	78,184	(4)
9/1/2006	SELL	(5)	0.8	(4)
9/1/2006	SELL	(5)	0.2	(2)
9/1/2006	SELL	(5)	0.2	(1)
1/22/2007	SELL	$2.53	6,040	(2)
1/22/2007	BUY	$2.53	6,040	(1)
2/26/2007	SELL	$7.314	19,000	(1)
2/26/2007	SELL	$7.314	5,000	(3)
2/26/2007	SELL	$7.314	1,000	(2)
2/27/2007	SELL	$7.00	300	(1)
2/27/2007	SELL	$7.00	100	(3)
2/28/2007	SELL	$7.10	10,000	(2)
2/28/2007	SELL	$7.10	4,500	(4)
3/1/2007	SELL	$7.125	1,200	(4)
6/19/2007	SELL	$5.17	40,000	(3)
6/19/2007	SELL	$5.17	20,000	(2)
6/19/2007	BUY	$5.17	60,000	(1)
7/23/2007	SELL	$4.3563	4,000	(2)
7/24/2007	SELL	$4.35	2,040	(2)
2/12/2008	BUY	$3.15	29,736	(3)
2/12/2008	SELL	$3.15	29,736	(4)

Notes
1 - Trade by Oracle Partners
2 - Trade by a Managed Fund other than SAM Oracle
3 – Trade by Oracle Institutional
4 – Trade by SAM Oracle
5 – This transaction involved an administrative adjustment for accounting purposes and not an actual transfer of funds.

In addition to the above transactions, the following transactions occurred:

a. On June 5, 2006 the Company engaged in a five-to-one reverse stock split.

b. A series of transactions involving the Company were described in the Company’s Current Report on Form 8-K, filed on November 14, 2007.  In connection with these transactions, existing convertible notes held by the Funds having an aggregate value of $4,373,104.54 (principal amount of $4,015,000 plus interest accrued thereon of $358,104.54), were exchanged into 437 shares of Preferred Stock and Warrants to purchase 728,850 shares of Common Stock.  Oracle Associates received 351 shares of Preferred Stock and Warrants to purchase 585,077 shares of Common Stock.  Oracle Partners received 275 shares of Preferred Stock and Warrants to purchase 458,277 shares of Common Stock.  Oracle Institutional received 76 shares of Preferred Stock and Warrants to purchase 126,800 shares of Common Stock.  SAM Oracle received 72 shares of Preferred Stock and Warrants to purchase 119,811 shares of Common Stock.  In addition, in connection with the liquidation of the portfolio of SAM Oracle, on March 11, 2008, Oracle Institutional acquired from SAM Oracle 72 shares of Preferred Stock and Warrants to purchase 119,811 shares of Common Stock.  Such Preferred Stock acquired by Oracle Institutional was at that time valued by Oracle Institutional at $495,720 and no value was accorded to such acquired Warrants.